Exhibit (r)(4)

DEERPATH CAPITAL MANAGEMENT, LP

CODE OF ETHICS & INSIDER TRADING POLICY

January 2025 GENERAL

DEERPATH CAPITAL MANAGEMENT, LP (“Deerpath” or the “Firm”) has adopted this Code of Ethics & Insider Trading Policy (this “Code of Ethics”) to outline standards of conduct and restrictions on personal trading in securities and to provide information and guidance concerning prohibitions on insider trading. The Firm has adopted this Code of Ethics in accordance with Rules 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-l under the Investment Company Act of 1940, as amended. This Code of Ethics applies to all Employees1 of Deerpath.

READ THESE POLICY STATEMENTS CAREFULLY. All Employees are required to affirm that they have read and understand the policies set forth herein through the electronic compliance monitoring platform ComplianceAlpha. A violation of this Code of Ethics may result in such sanctions as the Compliance Team and/or Compliance Committee deems appropriate, including inter alia, suspension or termination of employment or a request for disgorgement of any profits received from a securities transaction done in violation.

The Compliance Team consists of the Firm’s Chief Compliance Officer (the “CCO”), Director of Compliance and Compliance Associates. The CCO is Anish Bahl. The Director of Compliance is Emma Pinto.

The Compliance Committee (the “Committee”) consists of senior team members Anish Bahl, CCO and Chief Financial officer (“CFO”), Derek Dubois, Managing Director and Treasurer, Natalie Garcia, Managing Director, Head of Underwriting and Brian Forde, Director of Operations. Additionally, the Committee may invite other senior team members to their periodic meetings. In respect of any matter requiring the determination of the Committee, the determination of Natalie Garcia, Brian Forde, Derek Dubois and the CCO shall be deemed the determination of the Committee. In the event of a conflict of any matter requiring the determination of the Committee, the determination of CCO shall be deemed the determination of the Committee.

Unless otherwise specified in this Code of Ethics, employee accounts include all securities accounts of Employees of Deerpath and all securities accounts under the control or management of any such Employee, including accounts for the benefit of such person’s immediate family members (defined as a spouse, domestic partner, minor children and other immediate family members living in your household (including trust funds).

1 For purposes of this Code of Ethics, references to an “employee” of Deerpath includes any member, partner, officer, director (or other persons occupying a similar status or performing similar functions) and employee of Deerpath, as well as any other person who provides advice on behalf of Deerpath (or is associated with Deerpath) and is subject to Deerpath’s supervision and control. On a case-by-case basis, Deerpath may deem certain non-employees (e.g. interns, temporary workers and long-term, on-site consultants) to be subject to all or certain provisions of this Code of Ethics.

Exhibit (r)(4)

STATEMENT OF GENERAL PRINCIPLES

Deerpath is devoted to providing the highest quality investment advice to its clients. The primary duty and responsibility of the Firm and its Employees is to act in the best interests of its clients. Deerpath is dedicated to building and maintaining a reputation synonymous with the highest standards of integrity, conduct and professional execution in pursuit of these goals. To this end, Deerpath has adopted this Code of Ethics to ensure that all of the Firm’s personnel comply with all applicable laws, rules and regulation of the United States and the states and the foreign jurisdictions in which Deerpath conducts its business and, more generally, to comply with our fiduciary duty to Deerpath’s clients. Any conduct which could compromise these objectives and policies will be considered a severe transgression of an Employee's duties and obligations to the Firm. All Deerpath personnel must abide by the following standards of conduct:

•
Comply with this Code of Ethics and all applicable federal securities laws;2
•
Conduct himself or herself with integrity and dignity and act in a professional and ethical manner in all dealings on behalf of the Firm;
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Act with competence and strive to maintain and improve competence;
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Use proper care and exercise independent professional judgment in the execution of duties;
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Avoid actions or relationships that might conflict or appear to conflict with job responsibilities or the interests of Deerpath; and
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When in doubt, ask. It is always appropriate to ask for clarification, interpretation or guidance in complex situations. Ask a supervisor or a member of the Compliance Team.

While affirming its confidence in the integrity and good faith of all Employees, Deerpath recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions, which may be possessed by certain Employees if they engage in personal securities transactions, places them in a position where their personal interest may conflict with that of Deerpath’s clients. In view of the foregoing, Deerpath prohibits certain types of personal securities transactions deemed to create actual or potential conflicts of interest and has established reporting requirements and enforcement procedures to help mitigate such conflicts.

The procedures and restrictions on personal securities transactions are designed to ensure that no one is taking advantage of his or her position, or even giving the appearance of placing his or her own interests above those of Deerpath’s clients. All personnel must at all levels act as fiduciaries, and as such must place the interests of Deerpath’s clients before their own. Thus, we ask that when contemplating any personal transaction, you ask yourself what you would expect or demand if you were a client of Deerpath.

All provisions in these policy statements that refer to or govern “your purchases or sales of securities” shall mean purchases or sales of securities by you, under your discretion, or on behalf of you or immediate family members (defined as a spouse, domestic partner, minor children and other immediate family members living in your household) and within the scope of this policy as set forth above.

2 The term “federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to pooled investment vehicles and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Exhibit (r)(4)

GIFTS AND ENTERTAINMENT

Deerpath deters accepting gifts from, and giving gifts to any person, or on behalf of any person, who does business with Deerpath. Accordingly, you may not at any time accept any item that is conditioned upon Deerpath doing business with the entity or person giving the gift. Cash gifts of any amount should never be accepted or given. You should not solicit from any third party that does, or seeks to do, business with Deerpath, or that Deerpath seeks to do business with, any gift, gratuity, entertainment or any other item regardless of its value. In addition, you and the members of your immediate family (defined as a spouse, domestic partner, minor children and other immediate family members living in your household) may not, directly or indirectly, take, accept or receive bonuses, fees, commissions, gifts, gratuities, or any other similar form of consideration, from any person, firm, corporation or association, that seeks to do business with Deerpath or with which Deerpath does or seeks to do business if the value of such item is in excess of $100 accumulatively on an annual basis. If you have received or given a gift that exceeds $50 but it is below $100 in value, you must report such gift via ComplianceAlpha or to a member of the Compliance Team detailing the gift, the provider and the estimated value. Employees must pre-clear via ComplianceAlpha the giving or receiving of a gift if the value of such gift is in excess of $100. If there is any question as to the scope or application of this policy, please consult with the Compliance Team.

You and the members of your immediate family may accept or participate in reasonable entertainment provided by any person, firm, corporation or association that seeks to do business with Deerpath or with which Deerpath does or seeks to do business. Reasonable entertainment would include, among other things, an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment, which satisfies each of the following criteria: (i) is neither so frequent nor so excessive as to raise any question of propriety; (ii) is attended by the person providing the entertainment, meal, or tickets; and (iii) is not preconditioned on a “quid pro quo” business relationship. Employees must pre-clear via ComplianceAlpha the giving or receiving of entertainment if the value is in excess of $350 accumulatively on an annual basis. Employees must report to the Compliance Team the giving or receiving of entertainment if the value is under $350 accumulatively on an annual basis. If there is any question as to the scope or application of this policy, please consult with the Compliance Team.

Certain persons, including benefit plan fiduciaries, all government officials (US and non-US), entities with a connection to a non-U.S. government official or their family member and union representatives, may be subject to their own restrictions on accepting gifts and entertainment, and employees must pre-clear via ComplianceAlpha the giving or receiving of all gifts and entertainment relating to these certain persons. In general, you should follow the foregoing guidelines. However, some additional considerations apply:

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No gifts or entertainment should be provided to fiduciaries or employees of any existing employee benefit plan investor unless (1) the client has acknowledged that such activity does not violate any client policies or applicable laws, and (2) the expenditure is authorized by the Compliance Team.
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In some state and local jurisdictions there are laws or rules that would restrict Deerpath from having a government pension plan or state university as a client if Deerpath or one of its Employees has made or makes a political contribution to a state or local government official or a candidate for such office where the individual is in a position to influence the investment decision. Deerpath is also subject to Rule 206(4)-5 of the Investment Advisers Act of 1940, as amended (the “Pay-to-Play Rule”) (see below policy on Restrictions on Pay to Play Practices), which, among other things, would prohibit Deerpath from providing advisory services for compensation to a government

Exhibit (r)(4)

client for two (2) years after Deerpath or certain of its Employees makes a contribution to certain elected officials or candidates.

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In the case of union representatives, in March 2006 the Department of Labor issued guidance for employers – broadly defined as anyone, including an adviser such as Deerpath, who has employees – to file annual reports (Form LM-10) to disclose financial dealings, including gifts and entertainment, with representatives of a union subject to a $250 de minimis exception. Union officers and employees have a comparable reporting obligation (Form LM-30) to report any financial dealings with employers, including the receipt of any gifts or entertainment above the de minimis amount.

RESTRICTIONS ON PAY TO PLAY PRACTICES

The Pay-to-Play Rule restricts the activities of Deerpath and its Employees with respect to the making of political campaign contributions by prohibiting Deerpath from compensating unregulated third parties to solicit advisory business from any government entity3 on behalf of Deerpath and from bundling political contributions or payments (e.g., political fundraising).4

Not only does the rule prohibit direct violations of its provisions, but it also prohibits Deerpath and its Employees from doing anything indirectly which, if done directly, would result in a violation of the rule (e.g., using intermediaries who act on behalf of Deerpath).

Failure to be in compliance with the Pay-to-Play Rule could severely disrupt the investment advisory business of Deerpath. Accordingly, all Employees must be familiar with the requirements of this rule and comply with the rules and procedures set forth below, including pre-clearance for all campaign contributions and fundraising activities.

1.
Restrictions on Political Contributions.

As a general rule, it is never permissible for Deerpath Employees to make or solicit a political contribution for the purpose of influencing the official conduct of any elected official. In particular, the Pay-to-Play Rule makes it unlawful for Deerpath to receive compensation for providing advisory services to a government entity (including indirectly through a pooled investment vehicle or as a sub-adviser) for a two-year period after Deerpath or any of its Employees makes a political contribution to a public official5 of a government entity or candidate for such office who is or will be in a position to influence the award of

3 Generally, this means any state or political subdivision of a state, including certain officials and pools of assets.

4 The Pay-to-Play Rule is applicable to only Deerpath’s “covered associates.” Under the Pay-to-Play Rule, “covered associate” of an adviser means: (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by the adviser or by any person described in clauses (i) or (ii). However, given the practical difficulties of continually monitoring personnel to determine whether a particular employee is a “covered associate,” all Deerpath employees are required to obtain pre- clearance and comply with the other provisions of the rule as provided herein.

5 Generally this means any person (including any election committee for the person) who was, at the time of the contribution (even if he or she ultimately loses), an incumbent, candidate or successful candidate for elective office of a government entity.

Exhibit (r)(4)

advisory business to Deerpath.6 In the event of such a prohibited contribution, Deerpath must return any such compensation promptly upon discovering the triggering contribution.

Employees should be aware that the Pay-to-Play Rule restricts not just straightforward campaign contributions, but also anything of value that is provided to influence an election for federal, state or local office. This includes donations to assist in paying the debts of a previous campaign, contributions to pay a portion of the expenses associated with an inauguration or organizing a fundraiser for a candidate or officeholder.7

2.
Two-Year Look-Back.

The Pay-to-Play Rule attributes to Deerpath contributions made by a person within two (2) years of becoming a covered associate8 of Deerpath (or, with respect to a person that does not solicit any clients – not just government entity clients – on Deerpath’s behalf, six (6) months).9 Accordingly, any such contributions must be considered in connection with hiring new Employees and engaging in mergers.

Each prospective new Deerpath Employee must provide to HR and Compliance Team, prior to being hired, a report containing detailed information about such person’s political contributions, a copy of which is attached hereto as Exhibit A.

Generally, the restrictions under the Pay-to-Play Rule apply only to campaign contributions to a state or local official or a candidate for such office, and do not apply to political contributions with respect to federal elections, such as for U.S. President, the Senate or the House of Representatives, unless a candidate for one of these offices has influence over the hiring of investment advisers as a function of his or her current office.10 Employees should direct any questions regarding the permissibility of any political contributions to the Compliance Team .

6 Note that triggering contributions include both those to elected officials who, directly or indirectly, have legal authority to hire Deerpath and to elected officials (such as persons with appointment authority) who can influence the hiring of Deerpath. Whether an official has such influence will be determined by reference to the scope of authority of the particular office of the official, not the influence actually exercised by the individual. The rule does not, however, provide guidance with respect to how much influence or indirect responsibility an elected official must have to trigger the two-year time-out provision. For instance, if the board members of a government pension are selected by the governor of a state or by the state legislator, contributions to the governor or legislature, as the case may be, would be triggering contributions.

7 The SEC has indicated that it would not consider a donation of time by an individual (e.g., volunteering and speeches) to be a contribution for purposes of the Pay-to-Play Rule so long as the adviser has not solicited the individual’s efforts and the adviser’s resources, such as office space and telephones, are not used. Contributions to political parties are not specifically covered by the rule and thus do not necessarily trigger the rule’s two-year time out unless they are a means to do indirectly what the rule prohibits if done directly (e.g., the contributions are earmarked or known to be provided for the benefit of a particular public official). If no indication is given of how collected funds will be disbursed, the SEC indicates that an adviser should inquire how contributions received from it or its covered associates will be used. Special care must be taken with respect to Deerpath conferences or meetings at which government officials are present. Any form of fundraising at such events would likely cause the expenses incurred by Deerpath in hosting the event to be deemed contributions and trigger the two-year compensation ban. Among other things, contributions should not be solicited at such events and attendee contact information should not be used by such government officials to solicit contributions.

8 Covered associates include only an investment adviser's general partner, managing member or executive officer, or other individual with a similar status or function; any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and any PAC controlled by the investment adviser or by another covered associate.

9 The SEC has indicated that in no case would the prohibition imposed by the rule be longer than two years from the date the covered associate makes a covered contribution. By way of example, if a person becomes employed by Deerpath (and engages in solicitation activity for Deerpath) one year and six (6) months after making a contribution, Deerpath would be subject to the rule’s prohibition for the remaining six (6) months of the two-year period.

10 For example, a federal election contribution to a governor running for the U.S. Senate would violate the rule if the candidate has influence over the hiring of investment advisers in his or her role as a governor.

Exhibit (r)(4)

3.
De Minimis Exceptions.

Notwithstanding the foregoing, the Pay-to-Play Rule permits individuals to make aggregate contributions without triggering the two-year time out of up to $350, per election, to an elected official or candidate for whom the individual is entitled to vote,11 and up to $150, per election, to an elected official or candidate for whom the individual is not entitled to vote (such amounts, the “De Minimis Amounts”).12 These de minimis exceptions are available only for contributions by individual Employees, not Deerpath itself. Under both exceptions, primary and general elections are considered separate elections. As described below, pre-clearance is required even if a contribution is less than the De Minimis Amounts.

4.
Pre-Clearance.

Except as otherwise determined by the Compliance Team, no Employee of Deerpath (or any spouse, domestic partner, minor child or other immediate family member living in such Employee’s household) may make a political contribution in any amount (which includes the giving of anything of value) to any federal, state or local public official of all government entities(US and non-US), or candidate for such office (including contributions to political parties or committees),13 or entities with a connection to a non-U.S. government official or their family member or engage in any political fundraising activities without first obtaining pre-clearance from the Compliance Team. For the avoidance of doubt, this pre- clearance requirement applies to any such political contributions funded from a Deerpath Employee’s personal account that is held jointly with such Employee’s spouse or domestic partner, whether or not the contribution is made in the name of the Employee. Unless otherwise notified in the pre-clearance, an authorization is valid for thirty (30) days from the time given. The pre-clearance form to be used by Deerpath’s Employees is available on ComplianceAlpha.

5.
Restrictions on the Use of Solicitors.

The Pay-to-Play Rule prohibits Deerpath and its covered associates from providing or agreeing to provide, directly or indirectly, payment14 to any third party for solicitation15 of advisory business from any government entity on behalf of Deerpath unless such person qualifies as a “regulated person” that is registered as an investment adviser or broker-dealer with the SEC and is subject to the Pay-to-Play Rule or a similar rule of a registered national securities association (e.g., FINRA).16

11 Generally, a person would be “entitled to vote” for an official if the person’s principal residence is in the locality in which the official seeks election.

12 A limited exception is also provided in the event an employee makes a contribution in excess of $150 to an official for whom the employee is not entitled to vote. The exception is available only if the aggregate contributions do not exceed $350 to any one official (per election), the adviser discovers the prohibited contribution within four (4) months of the date of such contribution, and within sixty (60) days after the adviser learns of the triggering contribution the contributor obtains the return thereof.

13 Given the difficulty in determining the indirect impact of contributions to political parties, Deerpath will not permit contributions to political parties in excess of the De Minimis Amounts.

14 Depending on the facts and circumstances, payment can include quid pro quo arrangements whereby a non-affiliated person solicits advisory business for the adviser in exchange for being hired by the adviser to provide other unrelated services.

15 As a general proposition any communication made under circumstances reasonably calculated to obtain or retain an advisory client would be considered a solicitation unless the circumstances otherwise indicate that the communication does not have such a purpose.

16 An SEC registered investment adviser would qualify as such a regulated person if, within two (2) years of soliciting a government entity, the adviser has not made contributions to the government entity, its covered associates have not made contributions that exceed the De Minimis Amounts permitted by the rule, and the adviser and its covered associates have not violated the prohibition on soliciting and coordinating contributions. An SEC registered broker-dealer would qualify if the rules of the national securities association of which it is a member (e.g., FINRA) prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and the SEC finds that such rules are substantially equivalent to the Pay-to-Play Rule.

Exhibit (r)(4)

The Compliance Team is responsible for ensuring that neither Deerpath nor its Employees violate the Pay-to-Play Rule’s restrictions with respect to such use of solicitors. In particular, the Compliance Team will ensure that each agreement with any such solicitor contains appropriate representations regarding its status as a regulated person and a requirement that Deerpath is immediately notified in the event of a change in such status.

6.
Restrictions on Soliciting and Coordinating Contributions and Payments.

Under the Pay-to-Play Rule, it is also unlawful for Deerpath or its covered associates to solicit or to coordinate any person or PAC to make (i) any contribution to an official of a government entity to which Deerpath is providing or seeking to provide investment advisory services or (ii) any payment to a political party of a state or locality where Deerpath is providing or seeking to provide investment advisory services to a government entity. Accordingly, neither Deerpath nor its Employees may engage in any such prohibited solicitation or coordination of contributions or payments, which includes fundraising activities.

7.
Recordkeeping Requirements.

The Compliance Team is responsible for ensuring that Deerpath maintains the records required to be maintained under the Pay-to-Play Rule. In general, Deerpath is required to maintain a record of (i) the names, titles and addresses of its covered associates; (ii) all government entities to which Deerpath provides or has provided advisory services, or which are or were investors in any fund to which Deerpath provides or has provided advisory services in the past seven (7) years; (iii) all direct or indirect contributions made by Deerpath or its covered associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or to a PAC; and (iv) the name and address of each regulated person to whom Deerpath provides or agrees to provide, directly or indirectly, payment to solicit a government entity for advisory services on Deerpath’s behalf.17

The Compliance Team is responsible for preparing a form for reporting the contributions and payments referenced in clause (iii) above and ensuring that Deerpath’s Employees provide such reports on a periodic basis as requested by the Compliance Team.

PERSONAL TRADING RESTRICTIONS

1.
Prior Written Approval of Personal Securities Trading

Prior to any Employee, or their immediate family members sharing their household, engaging in any personal securities transaction, such person must obtain the prior approval of that transaction from the Compliance Team via ComplianceAlpha. Prior approval of personal securities transactions allows Deerpath to prevent personal trades that may conflict with client trades or restricted lists.

In the event any Employee , or immediate family members sharing their household, desires to make a personal trade in any covered securities18 (including, without limitation, initial public offerings and

17 Deerpath is only required to make and keep current the records referenced in clauses (i) and (iii) if it provides investment advisory services to a government entity or a government entity is an investor in any covered investment pool to which Deerpath provides investment advisory services.

18 Covered security means a security as defined under [15 U.S.C. 80a-2(a)(36)], any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any

Exhibit (r)(4)

limited offerings19), such Employee must seek the Compliance Team’s prior approval via ComplianceAlpha. Any approval of personal securities trading shall be effective for three (3) trading days including the date of approval as the first trading day. A new request for personal securities trading must therefore be made after the third trading day following an Employee’s approval to purchase or sell securities.

Prior approval shall not be required of the following:

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Transactions in securities effected in any account over which the Employee has no direct or indirect influence or control.
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Transactions in direct obligations of the Government of the United States.
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Transactions in banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.
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Transactions in shares of money market funds.
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Transactions in shares issued by open-end funds (other than an open-end fund managed by Deerpath or its affiliates, if any
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Transactions in Exchange Traded Funds (ETFs) (other than single-stock ETFs)
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Transactions in publicly-traded shares issued by non-US issuers (other than in connection with an initial public offering).
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Transactions in shares issued by unit investment trusts that are invested exclusively in one or more open-end funds (other than an open-end fund managed by Deerpath or its affiliates, if any).

The Compliance Team shall maintain a record of each request for approval of personal securities transactions indicating (i) his or her approval, (ii) his or her denial, and (iii) an exception explanation when exercising discretion to approve any personal securities transaction that would otherwise be prohibited. The Compliance Team shall review periodically all personal securities transactions against securities account reports and trades on behalf of clients to determine compliance with this policy and applicable law. The Compliance Team shall maintain a written record of such periodic reviews, any violations of this policy and the corrective actions taken.

2.
Restricted List

The Compliance Team maintains a “Restricted List” consisting of: (i) securities held on behalf of clients of the Firm; (ii) securities and/or issuers in which the Firm is considering making an investment; and (iii) issuers in which the Firm may, by virtue of board seats, personal relationships or otherwise, be deemed to have access to nonpublic information. The Compliance Team shall be primarily responsible for group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. “Covered Security” does not include direct obligations of the government of the United States; bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares issued by open- end Funds.

19 An “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. A “limited offering” means an offering that is exempt from registration under Sections 4(2) or 4(6) of the Securities Act of 1933, or pursuant to Rules 504, 505, or 506 of Regulation D (this includes private placements).

Exhibit (r)(4)

maintaining and updating the restricted list. Employees should be aware that they may be prohibited from purchasing or selling specific securities of issuers on the restricted list for an indefinite period of time even if such Employee(s) may have previously purchased, owned or engaged in a transaction in such securities with appropriate Firm approval. The Compliance Team shall promptly distribute a revised restricted list to all Employees whenever it is updated to include additional securities and/or issuers.

3.
Prohibited Transactions

Deerpath has empowered the Compliance Team with broad discretion to determine whether to approve a trade on the basis that there is no material conflict of client interest or potential violation of law or to deny such approval even on the basis of a mere appearance of impropriety. The Compliance Team may further, in enforcement of this policy, require that any trade in violation of this policy be reversed or cancelled or that any profits realized on trades in violation of this policy be disgorged.

4.
Securities Account Reporting

Deerpath’s Personal Trading Policy applies to “Covered Accounts”. A Covered Account is any securities account in which you have or acquire any direct or indirect beneficial ownership. You are presumed to be a beneficial owner of securities that are held by your immediate family members sharing your household.

You are required to (i) inform each broker-dealer and investment adviser who maintains a Covered Account that you are an employee of an investment adviser subject to restrictions on trading and pre- clearance procedures, (ii) provide to the Compliance Team a schedule of each such account, and (iii) direct all such broker-dealers and/or investment advisers to supply to the Compliance Team on a timely basis with duplicate copies of account statements and where possible ComplianceAlpha electronic feed connection of all personal securities transactions, except the following:

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Transactions in direct obligations of the Government of the United States.
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Transactions in banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.
•
Transactions in shares of money market funds.
•
Transactions in shares issued by registered open-end funds and mutual funds(other than a registered open-end fund managed by, or affiliated with, Deerpath or its affiliates).
•
Transactions in shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds (other than a registered open-end fund managed by, or affiliated with, Deerpath or its affiliates, if any).

The Compliance Team shall require at least annually that each Employee re-affirm the accuracy of his or her schedule of Covered Accounts, on record, with the Compliance Team. The Compliance Team shall further review confirmations and account statements in order to determine that the Firm has recorded all of the requisite data set forth in Section 204A-1(b)(2) of the Investment Advisers Act of 1940.

5.
Existing Shareholdings

It is recognized that persons joining Deerpath may have existing share holdings. In order to monitor potential risk to Deerpath, all new Employees must provide the Compliance Team with a schedule of all security holdings subject to this Code of Ethics (a “Holdings Report”) that is current as of a date no more

Exhibit (r)(4)

than forty-five (45) days prior to the date submitted, through ComplianceAlpha, within ten (10) days of commencement of their employment. Annually thereafter, Employees of Deerpath must submit to the Compliance Team via ComplianceAlpha an updated Holding Report as of the last date of the previous year. Each such Holdings Report shall include: (i) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each “Reportable Security”20 in which such Employee has direct or indirect Beneficial Ownership;21 (ii) the name of any broker, dealer or bank with which such Employee maintains an account in which any securities are held for such Employee’s direct or indirect benefit; and (iii) the date such Holding Report is submitted.

Each Employee shall submit to the Compliance Team within thirty (30) days after the end of each calendar quarter a Quarterly Transaction Report, an online form provided via ComplianceAlpha, disclosing information about each transaction involving a Reportable Security in which such Employee and immediate family members sharing their household had, or has as a result of the transaction acquired, any Beneficial Ownership during such quarter. Each such Quarterly Transaction Report must include the following information with respect each transaction involving a Reportable Security in which the Employee had, or has as a result of such transaction acquired, any direct or indirect Beneficial Ownership: (i) the date of the transaction, title and exchange ticker symbol or CUSIP number, interest rate and maturity date, number of share involved and the principal amount of each Reportable Security involved; (ii) the nature of the transaction; (iii) the price of the security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date such Quarterly Transaction Report is submitted.

The Compliance Team shall review each such Employee’s Holdings Report and Quarterly Transaction Report.

6.
Investments Involving the Possible Use of Nonpublic Information

You must scrupulously avoid transactions involving the securities of a company (including those of a customer, supplier or competitor) when you have information concerning that company which is not available to the public and which, were it so available, would likely have a material effect on the price of those securities. Policies relating to the possible use of nonpublic information are set forth in the “Client Confidentiality and the Prevention and Misuse of Nonpublic Information” policy below.

7.
Confidential Treatment

All personal securities trading matters discussed with the Compliance Team including all confirmations, account statements and personal investment reports, shall be kept in strict confidence, but will be available for inspection by the appropriate regulatory agencies.

20 “Reportable Security” means a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, as amended, except that is does not include any of the following: direct obligations of the Government of the United States; bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; shares issued by money market funds; shares issued by registered open-end funds (other than a registered open-end fund managed by, or affiliated with, Deerpath or its affiliates, if any); or shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds (other than a registered open-end fund managed by, or affiliated with, Deerpath or its affiliates, if any).

21 “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

Exhibit (r)(4)

OUTSIDE EMPLOYMENT

Prior to participating in any outside activity where you receive, either directly or indirectly, compensation, you must first provide written notice to the Compliance Team and obtain approval therefrom via ComplianceAlpha. The Compliance Team is responsible for reviewing all notices of outside business activities.

The Compliance Team may disapprove or place conditions on business activities that constitute, in the judgment of the Compliance Team, a conflict of interest with the duties owed by you to Deerpath and its clients. The Compliance Team shall retain all notices received and shall initial, date and notate on such notices whether the outside business activities were disapproved or limited in any way.

REQUIRED RECORDS

The Compliance Team shall maintain the following Required Records:

•
Copy of the Code of Ethics that is in effect, or at any time during the past seven (7) years was in effect;
•
A record of any violation of this Code of Ethics and any action taken as a result of the violation for seven (7) years from the end of the fiscal year in which such violation occurred;
•
A record of all written acknowledgements of receipt of the Code of Ethics and any amendments thereto for each person which is currently, or within the past seven (7) years was, an Employee;
•
Holding Reports and Quarterly Transaction Reports made pursuant to the Code of Ethics, including any brokerage confirmation and account statements made in lieu of such reports;
•
A list of the names of persons who are currently, or within the past seven (7) years were, Employees; and
•
A record of any decision and supporting reasons for approving the acquisition of securities by Employees in initial public offerings or limited offerings for at least seven

(7) years after the end of the fiscal year in which approval was granted.

CLIENT CONFIDENTIALITY AND THE PREVENTION AND MISUSE OF NON-PUBLIC INFORMATION

1.
Prevention and Misuse of Nonpublic Information

Insider trading or the improper use by Deerpath or its Employees of material nonpublic information is a violation of federal and state securities laws and may result in stringent penalties as well as criminal sanctions. The Securities and Exchange Commission is authorized to recover a penalty equal to three times the profits gained (or the value of losses avoided) as a result of insider trading and to bar permanently violators from participation in the securities industry. Moreover, investors who have been economically harmed by insider trading may use legal recourse to seek to recover damages as a result of insider trading.

Exhibit (r)(4)

The mere appearance of an impropriety in this regard would be extremely embarrassing to Deerpath and could result in substantial loss of business and irreparable harm to Deerpath’s reputation. Deerpath views seriously any violation of this Policy and any Employee found to be in violation of this Policy may be dismissed.

Material Information. Information is “material” when there is a substantial likelihood that a reasonable investor would consider the information reliable and important in making his or her investment decisions. Generally, this is information the disclosure of which will have a substantial effect on the price of a security. There is no simple bright-line test for determining when information is material.

Material information often relates to company results and operations including, for example, dividend changes, earning results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation or cash flow problems, and extraordinary management or corporate developments.

Questions concerning the materiality and reliability of the information must be immediately addressed with the Compliance Team

Nonpublic Information. Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that information is public. Examples of tangible evidence include publications (in print or website) of general circulation, appearance on the Dow Jones ‘tape”, Bloomberg or Reuters, or publication in a company’s SEC filings or website. Sufficient time must elapse following publication to ensure that the information is in fact publicly disseminated.

Contact with Public Companies. Deerpath Employees extensively analyze companies including their business relationships with other businesses that may or may not be publicly traded. Deerpath must determine whether information obtained in such forums is material nonpublic information, the use of which would be prohibited by applicable law. This could happen, for example, if in meeting with a company, a company official prematurely discloses a contract entered into with a publicly traded company that is material to the business of the publicly traded company, but such company has not yet disclosed the material contract in the public forum.

Deerpath Employees may also receive “tips” of information in conversations with parties having some or no apparent relationship with a publicly traded company. In each instance where Deerpath receives information about a publicly traded company, it must make a judgment as to whether the information may be material and nonpublic and, if so, whether the information was obtained from a source which has some direct or indirect “inside” relationship to such company.

Employees of Deerpath interested in trading for their own accounts (including accounts of their family members and affiliates) must also adhere to the policies set forth above on “Personal Trading Restrictions.”

2.
Client Confidentiality

Deerpath has a fiduciary obligation to its clients to respect and preserve the confidentiality of their business affairs and to protect any confidential or proprietary information received from, or generated with respect to, clients. All confidential information concerning any client (including information about its investments, investment opportunities, and investment policies) or concerning any company, obtained while doing research, diligence or the like for a client, including the financial condition, prospects, plans and proposals of such client or company, must be treated as confidential.

Exhibit (r)(4)

Moreover, certain confidential information concerning a company that is publicly traded may constitute material nonpublic information. It is not illegal to learn such information or to use that information in a lawful manner. It is however, as set forth above, a violation of federal and state laws for any person who has obtained material nonpublic information to trade on such information or to pass on the information to others who may trade on such information.

Any Employee who becomes aware of confidential information that may be material nonpublic information, a breach of this Policy, or a potential leak of such information, shall not trade on or discuss the information and shall immediately report such information, breach or potential leak to the Compliance Team. The Compliance Team will establish procedures (including an Ethical Wall, if necessary) intended to maintain the confidentiality of the information.

The following steps must be taken to preserve the confidentiality of such information:

•
the information should not be discussed with any nonessential Deerpath person unless there is a justifiable business reason to do so and the Compliance Team has been consulted with;
•
the information should not be discussed in elevators, hallways, restaurants, airplanes, taxicabs or other places where the information can be overheard;
•
memoranda or documents containing confidential information should not be left on desks or in other places where others can read them and computer terminals should not be left before exiting the file in which the Employee was working;
•
memoranda or documents containing confidential information should not be carried in an exposed manner, taken into public places or discarded where they can be retrieved by others;
•
drafts of memoranda or documents containing confidential information should use code names or names should be deleted to avoid identification of participants;
•
confidential business information should not be discussed with spouses, relatives or friends;
•
clients or visitors should not be permitted to wander in areas where confidential information may be kept;
•
even the appearance of impropriety should be avoided as serious repercussions may follow insider trading and Employees should consult with the Compliance Team before engaging in any act which is potentially a violation of the insider trading laws; and
•
all confidential information should be treated as material nonpublic information the use of which for other than legitimate business purposes may be wrong.

REPORTING VIOLATIONS OF THE CODE OF ETHICS

Each Employee is required to report to a member of the Compliance Team any known or suspected violations of this Code of Ethics or law. Deerpath will take seriously any report regarding a potential violation of this Code of Ethics or other improper or illegal activity, and Deerpath recognizes the importance of keeping the identity of the reporting person from being widely known. Employees are to be assured that Deerpath will appropriately manage all such reported concerns or suspicions of improper activity in a timely

Exhibit (r)(4)

and professional manner, confidentially and without retaliation. It is Deerpath’s policy that no Employee who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. An Employee who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. An Employee who believes they have been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to promptly report such action to a member of the Compliance Team

Nothing in this Code of Ethics or otherwise contained in any Firm policies, procedures or agreement prohibits an Employee from reporting possible violations of federal law or regulation to the Securities and Exchange Commission or any other regulator or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

COMPLIANCE REVIEW & ANNUAL CERTIFICATION

The Compliance Team will have a compliance training meeting with Employees individually and/or in groups in order to verify that they are observing applicable laws and rules and the policies of the Firm set forth herein. These compliance training meetings will be conducted annually unless the Compliance Team believes that circumstances indicate the need for more frequent meetings.

Annually, the Compliance Team will provide you with a copy of these policy statements, as amended, for your review. You will be asked to certify that you have read and understand these policies and recognize that you are subject hereto. You will be further asked to certify that you have complied with the requirements of these policies and that you have disclosed or reported all personal securities transactions and securities accounts required to be disclosed or reported.

SERVICES AS A DIRECTOR IN A PUBLICLY TRADED COMPANY

You shall not serve on the boards of directors of publicly traded or privately held companies, absent prior authorization by the Compliance Team, based upon a determination that the board service would be consistent with the interests of Deerpath and its clients.

Exhibit (r)(4)

Exhibit A

Political Contributions Reporting Form

Pursuant to Rule 206(4)-5 under the Investment Advisers Act of 1940, as amended, Deerpath Capital Management, LP (the “Adviser”) is subject to restrictions with respect to certain political contributions or other payments made by its employees. Rule 206(4)-5 contains look back provisions which provide that contributions or payments made by employees prior to joining an investment adviser can, in some instances, disqualify the adviser from receiving compensation for managing the assets of certain public pension funds. Accordingly, so that we may determine whether any contributions made by you prior to your employment with Adviser implicate Rule 206(4)-5, all prospective employees must complete and return the attached form prior to commencing employment. This information will be used only for purposes of ensuring Adviser’s continued regulatory compliance. Please direct any questions to the Compliance Team at 646- 786-1029.

Set forth below is each direct or indirect Contribution22 made by the undersigned to an official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office, and each direct or indirect payment to a political party of a state or political subdivision thereof, in each case during the two-year period prior to the date of this Disclosure Form. Attach additional pages as necessary.

Name of individual (or entity) who made the Contribution:

Name of candidate/political party/political action committee to whom Contribution was made (for candidates, include name, title and any city/county/state/federal or other political subdivision affiliation):

Date and form of Contribution (e.g., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks or sought election:

Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution): $

To the best of your knowledge, did or does the position to which the candidate sought election or the position held by the candidate at the time of the election: (a) involve direct or indirect responsibility for, or confer the ability to influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

22 “Contribution” is broadly defined and means the giving of anything of value in connection with any election for federal, state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other immediate family members living in your household.

1

Exhibit (r)(4)


Yes ❑ No

Have your spouse, domestic partner, minor children or other immediate family members living in your household made Contributions to the above referenced official/candidate?


Yes ❑ No If yes, please provide details of such Contribution:

The undersigned hereby certifies that (i) all information provided herein is accurate and complete and (ii) none of the Contributions or payments set forth above were made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Signature	Date
Name	Title

2